  Exhibit 99.2

SANUWAVE HEALTH, INC.
CONFERENCE CALL TO DISCUSS FIRST QUARTER 2018
FINANCIAL RESULTS AND PROVIDE A BUSINESS UPDATE
Wednesday, May 16, 2018
9:00 a.m. Eastern Time

Operator
Greetings, and welcome to the SANUWAVE Health, Incorporated First Quarter Financial Results and Business Update Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation [Operator instructions]. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Lisa Sundstrom, Chief Financial Officer. Thank you, you may begin

Lisa Sundstrom – Chief Financial Officer
Thank you. Good morning. We appreciate your interest in SANUWAVE and in today’s call. SANUWAVE will now provide an update of our most recent activities as well as our first quarter 2018 financial results. Our quarterly report on form 10-Q was filed with the SEC yesterday, May 15, 2018. If you would like to be added to the company’s distribution list, please call SANUWAVE at 770-419-7525, or go to the Investor Relations section of our website at www.sanuwave.com.

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE. We encourage you to review the company’s filings with the Securities & Exchange Commission, including without limitation our forms, 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, May 16, 2018. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to our Chairman of the Board, Kevin Richardson.

Kevin Richardson – Chairman and Chief Executive Officer
Thanks, Lisa. Thank you everyone for joining the call today. We last updated you at the end of March on our 2017 progress. Today, we will provide an update on the first quarter of 2018 and a number of initiatives we are undertaking to ensure our success as we roll out dermaPACE in the U.S. and international markets.

Our goal, as we have stated, is to have a device anywhere in the U.S., a DFU, that’s a diabetic foot ulcer, is treated, then to drive device usage with growth in a number of treatable indications and an ability to combine with other treatment modalities. This won’t happen overnight. To accomplish these goals, the team has established an execution plan that is well underway for 2018.

To accomplish these goals the team has established an execution plan that is well underway for 2018. As we progress through the remainder of the year you will be hearing about the following progress:

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various partners working with us on a successful roll out,
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KOL’s working with us on clinical and case study work globally
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new senior level employees and leadership
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additional science advisors and board members
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progress on our US reimbursement efforts
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expansion globally including new joint venture partners, and
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building our brand through our blogs, conference attendance, peer reviewed articles, and visiting with the many leads and contacts who we know are extremely interested in SANUWAVE.

All of these steps will allow us to show revenue growth that will accelerate throughout the year.
Today, Lisa will discuss Q1 financials and then I will summarize the initiatives we are undertaking. We will update you on the success we had at the various conferences, and then turn it over to Q&A earlier than normal to provide more time to answer questions.

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Lisa.
Lisa Sundstrom – Chief Financial Officer
Thank you, Kevin.

Revenues for the three months ended March 31, 2018 were $344,000, an increase of $195,000, or 130%, from the same period in 2017. Our revenues resulted primarily from sales in the United States and Europe our dermaPACE and orthoPACE devices and related applicators. The increase in revenue for 2018 was due to our first sale of dermaPACE devices and applicators in the United States after obtaining FDA approval as well as a slight increase in refurbishment applicator sales.

Research and development expenses for the three months ended March 31, 2018 were $349,000, an increase of $89,000, or 34%, from the prior period. Research and development expenses increased as a result of hiring of a full-time software engineer, accrual of bonus for 2018 and a grant given to a university for clinical work to be performed.

General and administrative expenses for the three months ended March 31, 2018 were $946,000, an increase of $497,000, or 111% from the prior period. General and administrative expenses increased due to hiring of a human resources director, higher travel costs, accrual of bonus for 2018, recruiting fees for open positions, higher legal and accounting fees related to SEC filings and higher consultant fees related to the commercialization of dermaPACE.

Net loss for the three months ended March 31, 2018 was $5.9 million, or ($0.04) per share, compared with a net loss of $494,000, or ($0.00) per share for the same period in 2017, an increase in the net loss of $5.4 million. The increase in the net loss for 2018 was a result of higher interest expense related to convertible promissory notes, an increased loss on warrant valuation due to the higher stock price and increase in operating expenses discussed above.

On March 31, 2018, we had cash on hand of $154,000, compared with $730,000 at December 31, 2017. Net cash used by operating activities was $1.8 million for the three months ended March 31, 2018, compared with $115,000 for the same period in 2017. The increase in the use of cash for operating activities for the three months ended March 31, 2018, as compared to the same period for 2017, of $1.7 million was primarily due to the increased operating expenses and decreased payables.

We continue to project that our cash burn-rate from operations will be approximately $175,000 to $250,000 per month in 2018 as we continue to expand our international markets, prepare for the commercialization of dermaPACE including hiring of new employees and continue research and development of non-medical uses of our technology. We plan to use revenue growth to gauge and manage our cash burn, including additional hires and infrastructure upgrades. By syncing these inflows and outflows we should be able to maintain our current burn rate.

Now, let me turn the call back to Kevin.

Kevin Richardson – Chairman and Chief Executive Officer
Thanks Lisa. As you can see, Q1 was the best first quarter in the Company's history, up 130%. And as I stated earlier, that growth should only accelerate throughout the year. The growth in Q2 will be driven mainly by our continued international expansion with planned shipments to at least six countries, potentially up to nine, which I will discuss later.

Since the beginning of the year, we have begun to execute on the plan we have laid out in the past. As I said before, this playbook we are following has been successfully used by others in the wound space. So we plan to follow that path with our own unique twists.

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Our near term focus includes:

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Developing more relations with the Key Opinion Leaders (KOL’s) as we expand our clinical work
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Having the proper equipment financing in place
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Selecting the right partners to manage the various channels
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Continuing extensive clinical work to support the “Gold Standard Study” that was part of the FDA approval
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Extending the number of wound indications beyond DFU
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Adding more wound care experience at the Board of Directors and Science Advisor level
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Hiring the driven people in several key leadership positions
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Attending the various industry conferences to build the brand and presence.
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Developing a service driven culture that can meet the needs of the practitioners, payors, and patients
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Develop more JV relations like the Brazil Mundi-Med partnership
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Collaborate with our international partners.

During the quarter we began shipping product to our partner Premier Shockwave. They have been busy attending trade shows and visiting military bases and remain on track to have a very successful roll out in 2018 and beyond. There are many hundreds of locations that Premier will service and they are off to a very powerful start.

We will be launching our first clinical work since the DFU study in the US with the perfusion study being performed at Rutgers and UCLA by Dr.’s Alvarez and Nuvong. The study will show how the dermaPace product brings vascularization to wound areas that otherwise can’t heal without blood flow. These doctors will present their initial results in the Fall SAWC Conference in Las Vegas.

We plan other clinical efforts launching later this year both in the US and internationally. As these various efforts are launched we will share more of our clinical plan and developments with the public. Having positive clinical work and getting those reports both published and presented in poster format at conferences will lead to wide spread recognition of the positive impacts of our device. The clinical side of the equation is critical for success.

Internationally, we and our partners have presented at 7 different conferences since the beginning of 2018. The response since the FDA clearance has been overwhelmingly positive. We’ve collected over 400 leads for potential customers. We are beginning to see this reaction in the number of orders we are receiving and new partnerships opening in countries all over the globe.

In Q2 we will see shipments to:

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Romania which has an initial award size north of $400k
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2-3 new countries in Southeast Asia will get their first shipments in the June or July time frame
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Australia is beginning to show signs of life since the FDA and the publishing of the VLU study
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Italy and the Benelux region continue to see growth
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The big surprise for 2018 looks to be Canada. We recently added Dr. Perry Mayer as a science advisor and he attended two conferences with us. We anticipate double digit deliveries of devices in Canada in 2018 and they will be on a rental model delivering monthly recurring revenue.
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Brazil remains on track for ANVISA approval later this year.

The recent EWMA conference and travels to the Middle East and Mexico should begin to yield strong revenue and partnership fees in the back half of 2018 and into 2019. As we have stated before, we anticipate two additional Brazil type partners in 2018. We are currently speaking with four and anticipate the first one being announced before we host our next conference call. As mentioned previously some are smaller than the Brazil deal and some are larger. Regardless, based on the traffic and follow up we are seeing from the recent conferences we have extreme confidence our international strategy is paying off.

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Domestically we are beginning the hiring process and bringing on employees to assist in the ramp of the business. Although we cannot discuss any of the individuals today, we are assembling an extremely talented team to allow us to reach our goals in 2018 and beyond. We have engaged certain outside consultants to help with the ramp in understanding the opportunities and also managing the reimbursement landscape. As we make progress on those initiatives we will keep you updated on our quarterly calls.

In short, we have a plan. It involves continued clinical efforts, cultivating additional international expansion, research and refine reimbursement strategies, additional new employee hiring, and focused and effective marketing. We are effectively a 10-year-old start up and the marketing efforts are needed to educate the practitioners, the payors and the public. This will take a coordinated effort on all fronts, which we are executing on currently.

Before I go to Q&A.

Lastly, I want to again thank the shareholders who have helped us get to where we are today. Many of you have stopped by and visited the facility, we probably hosted 5 or 6 investors since the beginning of the year. We encourage those in the area to stop by and see what we are working on and where the company is headed.

With that said, let's move to Q&A. I’ll turn it back to Donna. Thank you.

Operator
Thank you. [Operator instructions]. Our first question is coming from Brian Marckx of Zacks Investment Research. Please go ahead.

Q: Kevin, can you tell me how many units were shipped in the U.S. in Q1?

Kevin Richardson - Chairman of the Board, Chief Executive Officer
We’re not going to go in the details on units shipped, but it was related to the Premier Shockwave partnership. There were no units shipped outside of that in the U.S. in the first quarter. They have certain milestones and minimums that they’ll meeting over the next two years, and everything remains on track there. That's where you’ll see the U.S. shipments primarily in the first three-fourths of the year.

Q: Any insight from Premier in terms of—I guess, you mentioned that they're seeing some interest. Have they started treating do you know?

Kevin Richardson - Chairman of the Board, Chief Executive Officer
I now they’ve been out. I don't know specifically where they’re treating. I know they’ve done a lot of on-site training and on-site demonstrations, and the devices are in the process of being deployed. I know that they’re rolling it out. One of the important aspects of whatever we do, whether it’s with Premier or whether it’s internationally or even domestically, making sure that we have the practitioners not just the doctors but the nurses and those who are actually going to use the device trained appropriately, is going to be something that's really important for us.

It's also important that we educate them on some of the questions that are going to come from the patients. Okay, what is a Shockwave? What is it not, what is it, and explaining a lot of that? There’s an educational curve whenever we roll out a new device. Premier, luckily has been in the Shockwave treatment in the VA market for 10-plus years and has experience with that and has a good team around that. We’re doing the same thing internationally as we roll out into the different countries, training is an important part of that.

I think we’ll probably provide more of an update on the next call with Premier and give a little more insight. I know a lot of that agreement still has confidentiality around it. But as we move through the year, I think it’ll be important for people to understand the opportunity, and that's really what I'm focused on, the hundreds of different VA military bases and immune health opportunities that they have, so that investors can appreciate the size of that market opportunity for our partner.

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Q: Kevin, when you go to the wound conferences and you’ve certainly been pretty active in doing that, when you talk to the wound experts, the KOLs, and you talk to them about whether they would consider using dermaPACE in their practice. Can you talk about what their response is in terms of maybe positive responses that they might consider using it and responses that relate to concerns, why they may not use it?

Kevin Richardson - Chairman of the Board, Chief Executive Officer
There have been seven conferences that we’ve attended over the last three months, domestically and internationally, Canada, Korea, Italy. So it's been a pretty robust quarter for us as far as presenting the product with its FDA go ahead. The first question is what is it, right? And you’ll get strange looks. People are used to at these wound conferences looking at dressings and gels, and little things that you wrap and put on it or gels, or honeys, and this was a mechanism. And so a lot of people think, is it a new debridement device. A debridement in wound care is how you clean the wound. Many people use a scalpel. Some people use an ultrasound device to shear away the necrotic skin.

And the initial question is what is it, and we’ve got it down pretty well. And again, this is part of what we did last year with our blog strategy, was to really educate consumers so we would have something that we could just hand them or talk to them about what is a Shockwave, what is ESWT, what’s PACE technology and what isn’t it. And we’ve done a good job with that first question. The second question is, when would I use it? And that, we talk about that it’s going to be the doctor or nurse using it, it takes three to five minutes at most and you’d use it after you debride before you put your dressing and send them on their way.

The when to use it and specifically what we’re targeting is we’re letting people know, this is something that can really help the perfusion. And you can focus on wounds that have stalled out, I mean you can you can start right away. But we’re really trying to lead the practitioners and using it when they see a wound that’s not making progress, and we can, jumper cables, jumpstart the wound on the healing process. And they appreciate that and they understand it. And they’re all very surprised it's only three minutes. And so for them, that leads to next question, which is okay, well, do you have reimbursement? In the U.S. that's been kind of the number three question that gets asked, it’s what is it, when do I use it, and how do I use it, which I described, and then how do I get paid.

And internationally, we have a good plan in place with different rental models, with different procedure models. In some markets we will sell the device. But in the U.S., our reimbursement strategy still working with the outside consulting group, ADVI and our game plan is to have our CPT tracking code in effect January 1, 2019 and have devices placed in the back half of this year, so that they can begin billing. And that’s the game plan and that’s what we explain to people. And then most people are saying, in general, I mean the majority people are saying it’s something they’re interested in and something they want to see and use and touch.

I think there’s going to be a big educational curve we have to go through with different practitioners on just how easy it is to use, how easy it is to get them trained and get that adoption curve going by just placing some devices and driving some usage. And that's really where we’re headed right now. We have a big push starting in the fall. We’re really taking the summer off as far as conferences go, there just aren’t that many.

In the fall, there’s some big ones, I know in Europe, they have some and in Italy there’s some and in Las Vegas, Canada, and then some more of what I call expert driven ones in December. We’ll be participating in those in the back half of this year to get the usage driven up. And by then we’ll have a team that can support it on a roll-out where we’re going from zero to 100, or 200 devices pretty quickly.

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Q: You mentioned Canada. I mean, you expected that to be relatively robust this year. Is that -- are all the units that you expect to ship to Canada, or the majority I guess, to Dr. Mayer’s practice. And what other involvement will Dr. Mayer will have on the clinical evidence side? So will he be expected—they’ll be some conducting some studies at his practice as well?

Kevin Richardson - Chairman of the Board, Chief Executive Officer
So specifically with Dr. Mayer, I mean he runs the Mayer Institute, and they treat close to somewhere between 80 and 90 wounds a day. He has eight unbelievably great nurses that are working with him. He is probably more in tune with what’s going on in wound care than a lot of people up in Canada. it was great to have him involved. He’ll be working on some clinical work for us as well.

And like we do whenever we launch into a new country and Canada is in a little bit of restart even though I think we’ll probably exceed what I’m expecting for this year. But you always start with getting some KOLs to do some case work, to do some clinical work, because you need those professionals, like a Perry Mayer, who can come out and say, yes, I’ve used device and I’m credible, I am doing 80 patients a day, and here is where I am using it and I’m finding it effective. It’s that type of messaging, whether it’s in a poster format or paper format, that really helps drive the brand within a country.

We have a rental model up in Canada that’s really appealing and it’s really geared to how much usage a practitioner in location is going to use. We’ll probably have, like I said, double-digits by the end of this year. It could be higher, and that’s a nice, really nice recurring monthly revenue for us where we’re rolling it out, both on the east side of the Canada and the west side of the Canada, and we have a good plan in place for both.

Q: And so in terms of the payment model in Canada, I know it’s the national health system. But how does that work in terms of the reimbursement side?

Kevin Richardson - Chairman of the Board, Chief Executive Officer
So they’re going to work on how they get—on the rental model, it’s really about monetization of the device over a certain number of patient used. So they’re going to rent it for call it and I’m going to make up a number here, $2,500, $3,000 a month for the device, and what they’re doing is if they can use it for again, I am going use a number here, 100 patients over that month that means you're dividing 100 into $2,000, that’s your cost of operations for the device.

They get paid currently at different levels depending on what type of work they’re doing on the wound, but it’s more on a per patient per treatment basis. Ee’re making sure that we can make it affordable for up in Canada. But at the same time, if they’re only using it once a month, they probably shouldn’t have a device. I mean, this is a device that up in Canada is going to be probably aggressively used. We’re going to probably see pretty high usage rates. Again, when I look at like a Dr. Mayer where he is doing call it 80 patients a day multiply it times 20 days in a month, it doesn’t take a lot of penetration for him to get good usage out of the product. So that’s really what we’re playing with.

And then we’ll have to do some formal economic stuff up there as well. I mean we have to do that in the U.S., Europe, each market individually needs to show that this is beneficial to not just the patient from a healing practice, but from the payor and in Canada it’s the government, so you have to make sure that they are seeing that we’re helping close wounds faster, because they’re faster there's less infections, because it’s faster the patients happier, quality of life goes up. And those are the things that we’re going to start to quantify, so that we can then present them and help with driving reimbursement and payor, not just in Canada but everywhere.

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Q: So the leasing model in Canada, do you charge for per treatment too or you just charge for the lease?

Kevin Richardson - Chairman of the Board, Chief Executive Officer
Yes, they can opt either way. I mean, if they’re a lower volume, then they’re going to pay a lower price on the rental, but they’re going to be charged per procedure. If they’re higher volume, then it’s all covered in the cost with the higher price. We’re really trying to gear it so that not all wound centers are paid the same, and so we’re trying to make it so that we have an offering that we can go to someone who is treating 80 patients a day and someone who is treating five.

Q: And then last one I have is, on the potential partnerships, the ones that you think might come on line. Are those in areas of the world where dermaPACE already has regulatory approval, or not?

Kevin Richardson - Chairman of the Board, Chief Executive Officer
No, yes, yes, and mixed. Of the four that we’re talking to, one of the regulatory procedures would probably take six months. The other one that would probably take, I’d guess, probably a year. And then the other one, it’s mixed where we have approval to ship in certain areas, but they follow the CE Mark approvals, so we’re fine in that one. So really the one that’s probably going to happen first, we’d still have to wait probably six months to nine months before we begin shipping revenue generating units, but again they’re going to pay us a fee upfront to get that exclusivity.

Operator
Thank you. Our next question is coming from Terry Thompson, a Private Investor. Please go ahead.

Q: Is there a stockholders meeting scheduled and if so, when?

Kevin Richardson - Chairman of the Board, Chief Executive Officer
We are in the process of pulling that together. We don’t have a date set. We’ll probably pick that at our next Board meeting, which is going to be in June. We’ll probably have a shareholder meeting, I’d guess August or September, would be my guess. But we have to look at everyone’s calendars, make sure we’ll have all our board members there. And make sure we give enough notice so that people can attend, if they want to.

Q: Well, I definitely want to so that was why I asked. Clarify for me, the dermaPACE device, are those strictly placed like on a lease basis, or do you sell them outright? And if so, what revenue do either one or both of those bring to the Company?

Kevin Richardson - Chairman of the Board, Chief Executive Officer
Terry, on international, we have both where we sell the device, and then our distributor will resell it and we’ll make a certain gross margin on the sale of the device on the initial sale and then we’ll get refurbishment revenue from refurbishing the applicator heads. And then we’ll sell wound kits and make a little profit there too. Our preferred preference is really to join with these international partners on a joint venture basis where we either rent the device, and again, I mentioned to Brian earlier, the rental rate’s somewhere few thousand dollars a month depending on volumes, or on a per procedure basis. Down in Brazil it’ll be per procedure. In those joint venture cases, we usually split the profit 50-50. We will supply a device at cost to the joint venture, the joint venture will then either rent it out or get a per procedure fee. And that's our preferred model internationally.

Domestically with our partner Premier, there is a sale of the device where they are then charging a per procedure fee. They cannot sell the device contractually. We're the only ones that could buy that back, the device, so it's somewhat controlled, and there's also a per procedure fee. As we roll out in the U.S., we'll be trying to move towards a per procedure fee model, so per treatment, so per patient. And that's where our tracking codes have us aimed right now. So we'll be collecting more of a per procedure fee.

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Q: And do you anticipate needing more funds to continue expanding and developing, or are you in good enough shape with the money you have on hand now for your—

Kevin Richardson - Chairman of the Board, Chief Executive Officer
One of the benefits we have is that we have super shareholders that helped us when we were down on our—down at the lows. And one of the things we had strategized about way back when we raised money was to set up the warrant so that they expire on a rather short term basis. So that those shareholders would be the ones who'd fund us moving forward by exercising the warrants. And that's really our main focus right now is having shareholders who have been with us for a long time and supportive of us be the ones who'll be funding as we grow.

And that right now, there is $7.5 million to $8 million of warrants, of cash that would come into the company from exercising of warrants that are due in March of 2019, so they're coming due in the next 10 months. And we're beginning to see shareholders begin to exercise their warrants and that's really one of our primary focuses. The other primary focus is these international deals that I alluded to, and I'm hoping to have at least one announced before we have our next conference call and we have four that we're talking to. I've said we'll get two this year, those provide capital for us.

There's some other avenues we're exploring, but it's too early to talk about right now. But based on our cash burn, based on the warrants, based on some international deals, that's really what our plan is. That doesn't mean we're not listening and talking to professionals who want to help us and other potential corporate partners that might be out there that could help us as well.

Q: No plans then it doesn’t sound like. I understand there's no definitive answer on this, but no plans for any dilutions at this point?

Kevin Richardson - Chairman of the Board, Chief Executive Officer
Well, I mean, the warrants are already accounted for in our fully diluted shares, so that would be our primary hope would be that the execution of the warrants goes well. We have to figure out exactly how to do that in the best interest of shareholders. Right now, I don't think there is -- doing an offering, if we have the shareholders willing to do the warrants then raising money through an offering isn’t in the best interest of shareholders.

I think as we get towards the back half of this year, some of the things that we have longer term, we want to be able to up list to NASDAQ. We want to make sure we can fund the company to profitability. But I also want to make sure that it’s reflective of the growth we’re having as we accelerate our top line throughout the year, as we look at kind of 2019, when we’ll be placing devices in the U.S. and have tracking code for reimbursement.

There is no definitive answer but the board is well aware that there are certain capital needs we’ll have to go after at some point if we want up list. And I’d say that right now, we’re focused on the warrants. We’re focused on these international deals. As we get throughout the year, I think you'll see us explore some other opportunities. And it could be finding a good partner and letting them work with us on some things. We’re really trying to find the best way for all shareholders.

Q: Great, that sounds good. And the up listing to NASDAQ sounds superb, that’ll be something to look forward to.

Kevin Richardson - Chairman of the Board, Chief Executive Officer
Yes.

Q: Again, congratulations on everything. And I couldn’t be more excited, I’ve increased my holdings by a factor 20 in the last five, six months. So I am all excited and I am fired up, and I will see you when you schedule your stockholders meeting.

Kevin Richardson - Chairman of the Board, Chief Executive Officer
Thanks, Terry, appreciate it.

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Q: Thank you.

Operator
[Operator instructions]. Our next question is coming from James Terwilliger of Paulson Investment. Please go ahead.

Q: You had regulatory approval for less than six months, so I know there’s—you’re drinking from a fire hose, so to speak. There’s a lot of things going on. In the press release, you talk about, or you have a bullet point, where you talk about the Premier Shockwave agreement, 100 units over three years. Can you give me an update on how I should think of this agreement in terms of timing? I know you're at the beginning of year one. But how should I think about where you are with Premier?

Kevin Richardson - Chairman of the Board, Chief Executive Officer
They have certain commitments and milestones they have to hit throughout that period. They’re on track with everything. I think what’s going to happen with Premier, similar to us I mean they’re just, quite frankly, they’re nine months ahead of us. It’s about getting those initial placements. It's about getting the clinical work. It’s having the conversations, which they’re doing at the conferences. It’s getting in there and training. It’s getting the devices at the right facilities.

And then we’ve seen this in other countries. We’ve seen this with other treatment modalities. It begins to, I don’t want to say go viral, but in a way, it goes viral where the doctors start talking and they're like, oh yes, I am using this dermaPACE thing, it's fantastic, I’ve increased the perfusion, my wounds are healing at twice as fast as they use to. And they talk to other doctors at other places or other VA's, other health institutions, and then they’re going to say I want one too. And the important part is making sure those initial devices have the right training and education behind them.

We know from an economic standpoint, we are better for the system, because we’re much cheaper than the other advanced wound treatment modalities. Hyperbaric is extremely expensive, negative pressure is extremely expensive. We’re coming and we’re helping the system, and we’re helping the wound heal, so we’re helping the patient, we’re helping the quality of life.There’s so many benefits that we have to begin to make sure we get out to the practitioners. But the first ones right now, I mean, I know that the Premier guys, I don't think they’ve been home for the last six weeks. They’ve been at conferences and meeting with the VAs and military bases for, I mean, literally, I think they’ve been on the road the whole time just doing training.

So I think we’re going to see that really kick in probably—they’re on track with all their minimums right now. But I think it's really going to be toward the end of this year where you're really going to see the placement start to take off for them.

Q: Secondly, I am just going through some of the large announcements. Any update that you can provide on the large opportunity down in Brazil? I believe you made that press release in September of last year?

Kevin Richardson - Chairman of the Board, Chief Executive Officer
They’re moving along great. I mean we had a few other doctors and people up for our symposium in December where they got some training, they got to meet the other KOLs from Europe, Taiwan, around the world, and they’ve been communicating with them. Pete has been in contact with their regulatory people on getting through the ANVISA process. We’ll probably get a plant inspection sometime later this summer. The game plan is to have two devices shipped later this year to begin the KOL work, six month in advance of their approval. And we’d only assume two devices this year in the modeling and then the big ramp starting next year.

Everything remains on track. The folks at MundiMed, our partners are doing fantastic. They're seeing their growth rate in the wound business without us yet up close to 60%. So they're having a fantastic—I'm glad we picked them as a partner. They’re adding new product. They’re adding more employees, salespeople. So they were definitely the right partner. And we’ll hit our stride next year with them once we get through the regulatory process. And they’re making all their payments on time, so I guess that’s the other good news.

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Q: Lastly very quickly, I know this is a tough one. But when you're looking at pricing strategies and the different way you structure these deals, I mean you can sell a unit, you can run a unit, you can do a per procedure fee for a unit. Do you get a lot of pushback from your customers in terms of your pricing strategies, or does your customer more or less fall to one of those three strategies with very little pushback in terms of pricing? And I know that’s a tough question.

Kevin Richardson - Chairman of the Board, Chief Executive Officer
No, it’s a tough question, but it's a great question. Because three years ago, our international strategy was kind of a, this is the way we do it and this is the only way we do it. And what we realized is we did this world tour of all our distributors and partners, every market is different. In some markets, like in Italy, they are selling certain devices. They’re renting them on a daily basis. They’re renting them on a weekly basis, monthly basis. They got them on a Vespa so they’re driving around treatment at home. And so there they have every different model you could imagine, and it really depends on who the customer is.

And I think that's what we’re trying to do is offer the flexibility on an international basis where we can make it work within whatever system they have. And that's really important part from our standpoint is having that flexibility. And for us, as long as we’re getting the right return on capital, and again return on capital for us is payback on the device within a year and then with recurring revenue generating of hundreds of percent ROI over a multiyear period, the devices last for a while.

In the U.S., when we talk to people about device sale, rental per procedure. All they want is something consistent. They actually—we haven’t gotten much pushback on, oh I only buy capital equipment, or I only rent it or I only do this, I only do that. It’s really about, as long as we have a consistent reimbursement strategy for them so that they can know how to do their billing, that’s really what they’ve been focused on, and so we’re going remain focused on that within the U.S. is making sure that we have a consistent strategy with that.

We want to maintain control of the devices so that when we’re doing upgrades. We can do that ourselves and implant new software or new hardware new imaging, so that they can have a device and it’s under our warranty where it’s get upgraded over time, and that way we maintain control over it too.

Operator
[Operator instructions]. Mr. Richardson at this time, I’d like to turn the floor back over to you for any additional or closing comments.

Kevin Richardson - Chairman of the Board, Chief Executive Officer
I appreciate everyone making the call. Again, we’ll have a shareholder meeting later this year. But if you’re in the area and want to stop by, please stop on by. We’ll have some announcements on new employees throughout the next month or so. Hopefully before our next conference call, we’ll be talking about another international deal. We’re excited about where we’re headed. We appreciate everyone’s patience with our process. And we’re looking forward to updating you again in 90 days. Thank you.

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